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                                                                   Exhibit 10.21

                                  PRESS RELEASE

                      AMERICAN SECURITIES CAPITAL PARTNERS
                         IN AGREEMENT TO ACQUIRE UNIFRAX


NEW YORK, AUGUST 13, 2003 -- American Securities Capital Partners, L.P. (ASCP), the New York private-equity investment firm, announced today that it has signed a binding agreement to acquire Unifrax Holding Co. and its operating company subsidiary, Unifrax Corporation, from Kirtland Capital Partners (KCP) and Unifrax management. Terms of the transaction were not disclosed.

Unifrax is a leading worldwide manufacturer of high temperature insulation products that are used in a variety of industrial applications. Based in Niagara Falls, New York, Unifrax has 12 manufacturing operations in the United States, Europe, Asia and Latin America. The company had 2002 sales of more than $153 million and employs approximately 1,100 people.

ASCP makes equity investments in profitable companies, both privately and publicly held, partnering with existing management teams to increase value in the enterprises. Investments are funded from more than $1 billion of committed capital that ASCP manages for its investor partners.

The current Unifrax management team will continue to operate the business and will remain investors in the company. William P. Kelly, president and chief operating officer of Unifrax, said that he and his colleagues were "looking forward to working with ASCP and the opportunity to continue to grow the business and successfully implement our long-term strategy."

"KCP has been a wonderful partner the last seven years" Kelly said. "During that time, we have essentially doubled in size and created many new opportunities for Unifrax products. We are pleased that ASCP shares a similar focus on business growth and is excited about our prospects".

KCP has owned Unifrax since 1996, when it partnered with Unifrax management and acquired the business from British Petroleum. KCP is a private investment group located in Willoughby Hills, Ohio, with more than $300 million in committed capital.

Commenting on the pending sale, John Nestor, senior partner at KCP and chairman of Unifrax, states, "Our partnership with Unifrax has been a tremendous success. We have had a great working relationship with Unifrax management and together we have built value into the business. We are confident that ASCP will be a great partner for Unifrax going forward".



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Paul Rossetti, a managing director at ASCP, expressed confidence in Unifrax's future. "Bill Kelly and the Unifrax management team have built a thriving business serving diverse markets around the world and have great opportunities for future growth," Rossetti said. "It is exactly the type of business ASCP likes to invest in -- profitable with a strong management team and outstanding growth prospects".

Rossetti said that the sale is subject to the satisfaction of customary closing conditions and is expected to close within 30 days. Wachovia Securities provided investment banking advisory services to Unifrax and KCP and will also underwrite the bank financing for the transaction.

American Securities Capital Partners is the private-equity investment arm of American Securities, a family office founded in 1947 by the late William Rosenwald to manage his share of his family's Sears Roebuck fortune. ASCP is currently investing its third private-equity investment fund with outside investors, and manages more than $1 billion of equity capital on a discretionary basis. Additional information is available at ASCP's web site, www.american-securities.com.





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